EXHIBIT 99.15

LIMITED RELEASE AND INDEMNITY AGREEMENT

THIS LIMITED RELEASE AND INDEMNITY AGREEMENT, dated as of April 16, 2003 (this “Release”), is entered into by and among UNION BANK OF CALIFORNIA, N.A. (“UBOC”), LEVINE LEICHTMAN CAPITAL PARTNERS II, L.P., a California limited partnership (“LLCP”), and OVERHILL FARMS, INC., a Nevada corporation (“Overhill Farms”).

R E C I T A L S

A. UBOC, Overhill Farms and OVERHILL L.C. VENTURES, INC., a California corporation (“Overhill Ventures”), are party to that certain Amended and Restated Loan and Security Agreement dated as of October 29, 2002, as amended by a First Amendment to Amended and Restated Loan and Security Agreement dated as of November 22, 2002, a Second Amendment to Amended and Restated Loan and Security Agreement dated as of December 20, 2002, and a Third Amendment to Amended and Restated Loan and Security Agreement dated as of April 4, 2003 (as so amended, and including all exhibits and schedules thereto, the “Loan Agreement”). Unless otherwise indicated, all capitalized terms used and not defined in this Release shall have the meanings ascribed to such terms in the Loan Agreement.

B. Concurrently herewith, PLEASANT STREET INVESTORS, LLC, an affiliate of LLCP (the “LLCP Affiliate”), and UBOC are entering into an Agreement of Purchase and Sale dated of even date herewith (the “Purchase Agreement”) pursuant to which, among other things, UBOC is selling, assigning and transferring to the LLCP Affiliate, and the LLCP Affiliate is purchasing from UBOC, all of UBOC’s right title and interest in and to the Assigned Interests (as defined therein), on the terms and subject to the conditions set forth therein.

C. In connection with the sale and assignment of the Assigned Interests by UBOC to the LLCP Affiliate, UBOC and LLCP wish to release each other from certain Claims (as defined below) and, at the request of UBOC, Overhill Farms is releasing UBOC from certain Claims (as defined in Recital D below) and indemnifying and holding harmless UBOC from certain Losses (as defined in Section 3 below), all on the terms and subject to the conditions set forth herein.

D. For purposes of this Agreement, the term “Claims” means any and all claims, actions, causes of action, suits, demands, liabilities, damages, judgments, obligations, costs, expenses (including, without limitation, attorneys’ fees) or losses of any kind or nature, whether in law or in equity, presently known or unknown, fixed or contingent, accrued or unaccrued, suspected or unsuspected, or foreseen or unforeseen.

A G R E E M E N T

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. UBOC Parties; Release.

Except as set forth in this Release, UBOC, on behalf of itself and its shareholders, subsidiaries, affiliates, partners, officers, directors, employees, administrators, custodians, agents, consultants, joint venturers, insurers, representatives, attorneys, successors and assigns (collectively with UBOC, the “UBOC Parties”), does hereby fully and irrevocably release, remise, forgive, dismiss on the merits and forever discharge any and all Claims which any UBOC Party ever had, now has or may hereafter have against LLCP and any of its direct or indirect partners (whether general or limited), officers, directors, employees, agents, members, consultants, parents, subsidiaries, affiliates, joint venturers, insurers, heirs, executors, administrators, custodians, representatives, attorneys, successors and assigns (collectively with LLCP, the “LLCP Parties”), arising out of or based upon any act, occurrence, omission, fact or circumstance occurring prior to the date hereof with respect to LLCP’s investment in Overhill Farms, including, without limitation, Claims arising out of or based upon (i) the Intercreditor Agreement (including all amendments, supplements or other modifications thereto); (ii) any actions taken or omitted to be taken by LLCP or any such other releasees in connection therewith; (iii) the enforcement of any of LLCP’s rights, powers or remedies under or in connection with the Subordinated Debt Documents (including, without limitation, all amendments, supplements or other modifications thereto); and (iv) any of the transactions contemplated by any of the foregoing.

2. LLCP Parties; Release.

Except as set forth in this Release, LLCP, on behalf of itself and the other LLCP Parties, does hereby fully and irrevocably release, remise, forgive, dismiss on the merits and forever discharge any and all Claims which any LLCP Party ever had, now has or may hereafter have against any UBOC Party arising out of or based upon any act, occurrence, omission, fact or circumstance occurring prior to the date hereof with respect to the financial accommodations made by UBOC in Overhill Farms, including, without limitation, Claims arising out of or based upon (i) the Intercreditor Agreement (including all amendments, supplements or other modifications thereto); (ii) any actions taken or omitted to be taken by UBOC in connection therewith; (iii) the enforcement of any of UBOC’s rights, powers or remedies under or in connection with the Loan Documents (including, without limitation, all amendments, supplements or other modifications thereto); and (iv) any of the transactions contemplated by any of the foregoing.

3. Overhill Parties; Release and Indemnification.

Except as set forth in this Release, Overhill Farms, on behalf of itself and its officers, directors, employees, agents, members, consultants, parents, subsidiaries, affiliates (including Overhill Ventures), joint venturers, insurers, heirs, executors, administrators, custodians, representatives, attorneys, successors and assigns (collectively, the “Overhill Parties”), does hereby (a) fully and irrevocably release, remise, forgive, dismiss on the merits and forever discharge any and all Claims which any Overhill Party ever had, now has or may hereafter have against any UBOC Party arising out of or based upon any act, occurrence, omission, fact or circumstance occurring prior to the date hereof and (b) agrees to indemnify and hold harmless the UBOC Parties from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements (including, without limitation, attorneys’ fees and disbursements) (collectively, “Losses”) which the UBOC Parties may incur or suffer as a result of, arising from or relating to the Purchase Agreement and the transactions contemplated thereunder and hereunder and the financial accommodations made by UBOC in Overhill Farms, including, without limitation, Claims arising out of or based upon (i) the Intercreditor Agreement (including all amendments, supplements or other modifications thereto); (ii) any actions taken or omitted to be taken by UBOC in connection therewith; (iii) the enforcement of any of UBOC’s rights, powers or remedies under or in connection with the Loan Documents (including, without limitation, all amendments, supplements or other modifications thereto); and (iv) any of the transactions contemplated by any of the foregoing.

4. Matters Not Released.

Notwithstanding anything to the contrary contained herein or otherwise, nothing contained in Sections 1 or 2 of this Release is intended, nor shall anything be construed, to release or discharge any released party from any Claims arising out of, relating to or based upon (a) the Purchase Agreement, the agreements, instruments and other documents contemplated thereby or the transactions contemplated thereby, including, without limitation, any failure to perform its indemnification obligations thereunder, or (b) the breach by any party of, or the failure by any party to perform, any of its representations, warranties, agreements or obligations hereunder. Further, the parties recognize and acknowledge that this Release is not intended, and shall not be construed, to release or discharge any party for Claims in any way connected with or related to, directly or indirectly, fraud, or any claims, actions or suits that are based upon events, circumstances or occurrences existing, arising or occurring on or after the date hereof.

5. Waiver of Civil Code Section 1542.

UBOC, on behalf of itself and the other UBOC Parties, LLCP, on behalf of itself and the other LLCP Parties, and Overhill Farms, on behalf of itself and the other Overhill Parties, acknowledge and agree that, except as set forth in Section 4, this Release applies to any and all Claims UBOC and LLCP may have against the other and the Overhill Parties may have against UBOC only. In this regard, each hereby acknowledges that it has been advised of, understands, and knowingly and specifically waives the provisions of Section 1542 of the California Civil Code (and any similar statute, code, law or regulation of any state in the United States), to the fullest extent that it may waive such rights and benefits. Section 1542 of the California Civil Code provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Each of UBOC, on behalf of itself and the other UBOC Parties, LLCP, on behalf of itself and the other LLCP Parties, and Overhill Farms, on behalf of itself and the other Overhill Parties, acknowledges that the significance and consequence of this waiver of Section 1542 of the California Civil Code is that even if it should eventually suffer additional damages arising out of the facts referred to in this Release, it will not be able to make any claim for those damages. Furthermore, each such party acknowledges that, except as described in Section 4, it intends these consequences even as to claims for damages that may exist as of the date of this Release but which the party does not know exist, and which, if known, would materially affect the party’s decision to execute this Release.

6. Covenant Not to Sue.

Each of UBOC, on behalf of itself and the other UBOC Parties, LLCP, on behalf of itself and the other LLCP Parties, and Overhill Farms, on behalf of itself and the other Overhill Parties, covenants and agrees that it or they will not initiate or commence any legal action, suit or other proceeding, at law or in equity, against the other based, in whole or in part, on any claims, demands, claims of indemnity, claims of contribution, liabilities, judgments, contracts, agreements, rights, debts, obligations, costs or expenses arising out of or relating to the matters being released under this Release. This Section 6 may be pleaded as a full and complete defense to any legal action, suit or other proceeding initiated or commenced by or on behalf of any party hereto with respect to such matters.

7. No Admission of Liability.

This Release is not an admission of liability. The purpose of this Release is to settle claims which are disputed and contested, or are potential, and this Release is the result of a compromise over such disputed, contested or potential claims. Nothing contained herein shall be deemed as an admission of any kind to any other party.

8. Representation by Counsel.

This Release has been carefully read by each party and the contents hereof are known and understood by each party. The parties have each received independent legal advice from attorneys of their choice with respect to the preparation, review and advisability of executing this Release. Prior to the execution of this Release by each party, the party’s attorney has reviewed this Release and each party acknowledges that it has executed this Release after independent investigation and without fraud, duress or undue influence.

9. Warranty of Due Authorization.

Each party warrants and represents that it is duly organized and validly existing under the laws of the state of its incorporation or organization, that it has full corporate power and authority to enter into this Release and carry out the provisions hereof, that it is duly authorized to enter into and deliver this Release and that this Release has been duly executed and delivered on behalf of it and constitutes a legal and binding obligation of it, enforceable against it in accordance with its terms. In particular, and without limiting the generality of the foregoing, each party represents and warrants that it is fully entitled to grant the releases, enter into the covenants, and undertake the obligations set forth herein.

10. Governing Law.

THIS RELEASE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO CHOICE OF LAW OR CONFLICT OF LAWS PRINCIPLES.

11. Construction; Interpretation.

The captions contained in this Release are for convenience of reference only and are not to be considered in construing or interpreting this Release. Section, recital or party references are to this Release unless otherwise stated. Each party and its counsel have reviewed this Release and agree that they have participated in the drafting hereof and that each party has agreed to the language contained herein and has had the opportunity to make all changes and alterations desired. The parties agree that any rule of construction to the effect that ambiguities in the interpretation of this Release or any amendment hereto are to be resolved against the drafting party, including, without limitation, Section 1654 of the California Civil Code, shall not apply to the interpretation of this Release.

12. Counterparts.

This Release may be executed and delivered in any number of original or facsimile counterparts. When each party has signed and delivered at least one counterpart to the other parties, each counterpart shall be deemed an original and all counterparts, taken together, shall constitute one and the same agreement, which shall be binding and effective on the parties.

13. WAIVER OF JURY TRIAL.

EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR OTHER PROCEEDING BASED ON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS RELEASE OR THE TRANSACTIONS CONTEMPLATED HEREBY, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION, SUIT OR OTHER PROCEEDING.

IN WITNESS WHEREOF, the parties have caused this Release to be executed and delivered by their duly authorized officers as of the first date written above.

UBOC UNION BANK OF CALIFORNIA, N.A., on behalf of itself and the other UBOC Parties

By:	/s/ ALBERT R. JOSEPH
Albert R. Joseph Vice President

LLCP LEVINE LEICHTMAN CAPITAL PARTNERS II, L.P., a California limited partnership, on behalf of itself and the other LLCP Parties

By:	LLCP California Equity Partners II, L.P., a California limited partnership, its General Partner

	By:	Levine Leichtman Capital Partners, Inc., a California corporation, its General Partner

		By:	/s/ STEVEN E. HARTMAN
Steven E. Hartman Vice President

OVERHILL FARMS OVERHILL FARMS, INC., a Nevada corporation, on behalf of itself and the other Overhill Parties

By:	/s/ JAMES RUDIS
James Rudis President and Chief Executive Officer